Exhibit 99.1

Merrill Lynch, Pierce, Fenner & Smith Incorporated

January 16, 2018

Board of Directors

Potlatch Corporation

601 West First Avenue

Suite 1600

Spokane, WA 99201

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 22, 2017, to the Board of Directors of Potlatch Corporation (“Potlatch”) as Annex B to, and to the reference thereto under the headings “SUMMARY — Opinion of Potlatch’s Financial Advisor” and “POTLATCH PROPOSAL 1 AND DELTIC PROPOSAL 1: THE ISSUANCE OF POTLATCH SHARES AND THE ADOPTION OF THE MERGER AGREEMENT — Opinion of Potlatch’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Potlatch, Deltic Timber Corporation (“Deltic”) and Portland Merger LLC, which joint proxy statement/prospectus forms a part of Potlatch’s and Deltic’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Recycled Paper